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                                                                    EXHIBIT (16)

                              CALCULATION OF YIELD

     The Fund calculates its annualized current yield quotations based on the seven days ended on the date of the most recent balance sheet included in the registration statement, computed by determining the net change, exclusive of capital charges, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, subtracting a hypothetical charge reflecting deductions from shareholder accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then multiplying the base period by (365/7).

     The Fund calculates its effective yield based on the seven days ended on the date of the most recent balance sheet included in the registration statement, computed by determining the net change, exclusive of capital charges, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, according to the following formula:

              Effective Yield = [(Base Period Return + 1) 365/7]-1